Exhibit (a)(1)(CC)
Boston Scientific Employee Stock Option Exchange Program
Individual Break Even Illustration

Instructions:
➢	For each eligible individual option grant, enter the number of outstanding options and the exercise price
Break Even Calculation:
➢	Each eligible option grant has a break even price

➢	The break even price is the future Boston Scientific stock price at which the realizable value of an eligible option grant is equal to the realizable value of the DSUs received in exchange for surrendering the eligible option grant

➢	The formula for the break even price of an eligible option grant is as follows:
               PBE = (NOption X PExc) / (NOption – NDSUs)
               Where:
               PBE = Break even price; the price for which the above equation is being solved
               NOption = Number of outstanding options in the eligible option grant
               PExc = Exercise price of the eligible option grant
               NDSUs = Number of DSUs received in exchange for surrendering the option grant

			Pre-Tax
Number of Options			Break Even
Outstanding	Exercise Price	Resulting DSUs	Price
400	$26.89	100	$35.85
400	$34.79	57	$40.57
400	$36.00	57	$41.98
400	$41.27	50	$47.17
Important Information Regarding This Illustration
     The inclusion of this worksheet is not a recommendation on the part of Boston Scientific Corporation regarding the offer. The numbers produced by this worksheet only represent one factor in a multi-factor consideration whether or not you should participate in the offer and should not be considered to have any more weight then any other offering materials made available by Boston Scientific Corporation.
     In addition, note that the worksheet assumes that you satisfy all vesting conditions applicable to the DSUs. You will only realize the value of the DSUs if you satisfy applicable vesting conditions, and you will forfeit the DSUs to the extent that you do not satisfy these conditions.
     You must make your own decision as to whether or not to exchange your eligible options. In doing so, you should rely only on and carefully review the information contained in the offering materials, any official question and answer session organized by Boston Scientific Corporation’s Human Resources Department, or any other authorized communications from Boston Scientific Corporation made generally available to eligible employees, as no other representations or information have been authorized by Boston Scientific Corporation.
     Boston Scientific Corporation recommends that you consult with your own advisors, including your tax and financial advisors, before making any decisions regarding the offer.
     In addition, the DSUs Boston Scientific Corporation is offering may end up being worth less than your existing options. In evaluating this offer, you should keep in mind that the future performance of BSC and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, our Quarterly Report on Form 10-Q for the period ended March 31, 2007 and our Current Reports on Form 8-K filed since May 9, 2007, each of which has been filed with the U.S. Securities and Exchange Commission (the “Commission”) and is available free of charge on the Internet at www.sec.gov.